Exhibit 99.1

Contact:
Diane Bessette
Vice President and Treasurer
Lennar Corporation
(305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR PROMOTES RICK BECKWITT TO PRESIDENT

MIAMI, January 12, 2011 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that its Board of Directors has promoted Rick Beckwitt to President from Executive Vice President, effective today. Stuart Miller will remain Chief Executive Officer of the company.

Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “I am very pleased to have Rick become President of our company as he, along with Jon Jaffe, our Chief Operating Officer, have been instrumental in guiding our company through the challenges of the most significant homebuilding downturn of our generation. Since joining our company in 2006, Rick has worked hand-in-hand with Jon in a very successful working relationship that has returned us to profitability and positioned us for sustainable profitability going forward. Their partnership has been successful in reducing construction costs, re-engineering our product, restructuring our homebuilding divisions to achieve significant overhead savings, dissolving joint ventures, restructuring land positions and investing in new strategic opportunities.”

Mr. Miller continued, “Rick has expanded his role in the corporate function to include, among other things, overall company strategy, investment opportunities with Rialto and interaction with Wall Street. I speak for the entire Lennar management team in saying that we are very excited for Rick to take on these additional responsibilities.”

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

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